EXHIBIT 99.1

Atrion Reports First Quarter 2022 Results

ALLEN, Texas, May 09, 2022 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the first quarter ended March 31, 2022.

Revenues for the first quarter of 2022 totaled $47.1 million compared to $39.2 million for the same period in 2021. For the quarter ended March 31, 2022, operating income was $10.3 million, up $1.3 million over the comparable 2021 period, and net income was $8.5 million, up $800 thousand over the same period in 2021. First quarter 2022 diluted earnings per share were $4.71 compared to $4.22 for the first quarter of 2021.

Commenting on the results for the first quarter of 2022 compared to the prior year period, David Battat, President and CEO, stated, “Revenues were up 20% and operating income was up 15%, despite the impact of the pandemic and higher costs due to supply and labor shortages. Net income was up by a smaller 10% due to weaker performance in our investment portfolio and higher taxes in the current-year quarter.”

Mr. Battat added, “The three primary drivers of performance in the quarter were medical devices used in minimally invasive surgical procedures, consoles utilized in open heart surgeries, and components used to safely deliver therapeutics." Mr. Battat added, “The substantial expansion of one of our manufacturing facilities remains on track for completion in the summer of 2023, which will support ongoing projects to increase the number of new product launches as well as the expansion of markets for existing ones.”

Mr. Battat concluded, “Cash and short and long term investments totaled $77.8 million after our purchase of 5,637 shares of the Company’s stock at an average price of $611.41. We remain debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion's expectations regarding the benefits to be derived from the expansion of one of the Company’s manufacturing facilities. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$47,138	$39,169
Cost of goods sold	27,894	22,830
Gross profit	19,244	16,339
Operating expenses	8,994	7,408
Operating income	10,250	8,931

Interest and dividend income	137	217
Other investment income (loss)	(240)	62
Other income	25	66
Income before income taxes	10,172	9,276
Income tax provision	(1,673)	(1,550)
Net income	$8,499	$7,726

Income per basic share	$4.73	$4.23

Weighted average basic shares outstanding	1,799	1,826

Income per diluted share	$4.71	$4.22

Weighted average diluted shares outstanding	1,803	1,832

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar. 31,	Dec. 31,
ASSETS	2022	2021
	(Unaudited)
Current assets:
Cash and cash equivalents	$24,886	$32,264
Short-term investments	35,374	29,059
Total cash and short-term investments	60,260	61,323
Accounts receivable	24,158	21,023
Inventories	51,414	50,778
Prepaid expenses and other	2,901	3,447
Total current assets	138,733	136,571
Long-term investments	17,566	19,423
Property, plant and equipment, net	102,160	97,972
Other assets	13,179	13,298

	$271,638	$267,264

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	16,186	13,346
Line of credit	--	--
Other non-current liabilities	9,222	9,622
Stockholders’ equity	246,230	244,296

	$271,638	$267,264